PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated July 10, 1997)           Registration No. 333-30199


                            DATA GENERAL CORPORATION

                 $212,750,000 Principal Amount of 6% Convertible
                           Subordinated Notes due 2004
                   (Interest  payable May 15 and November 15)

                         8,122,089 Shares of Common Stock



       This document  supplements the Prospectus dated July 10, 1997 relating to
(i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the " of Data General Corporation, a Delaware corporation (the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporatd and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On October 20, 1997 the last sale price the Common Stock of the Company on the New York Stock Exchange was $25 1/8. The Common Stock of the Company is traded under the symbol "DGN."


         Selling Securityholder:          Silverton International Fund Limited
                                          129 Front Street
                                          Hamilton HM12, Bermuda


         Securities Being Sold:           $500,000.00 aggregate principal amount
                                          of 6% Convertible Subordinated Notes
                                          due 2004

         As of October 20, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $500,000.00 aggregate principal amount of Notes, representing less than 1% of the Notes outstanding of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

SEE  "RISK  FACTORS"  BEGINNING  ON  PAG  THE  ACCOMPANYING   PROSPECTUS  FOR  A
DESCRIPTION  OF  CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  BY  PROSPECTIVE
INVESTORS.



        THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES  AND  EXCHANGE  COMMISSION  OF ANY STATE
          SECURITIES  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES  COMMISSION  PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



               The  date  of this  Prospectus  Supplement  is
                        October 21, 1997.